UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2005

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio

(State or other jurisdiction of incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of principal executive offices)	(Zip Code)

(513) 534-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously reported, during 2003 eight putative class action complaints were filed in the United States District Court for the Southern District of Ohio against the Registrant and certain of its officers alleging violations of federal securities laws related to disclosures made by the Registrant regarding its integration of Old Kent Financial Corporation and its effect on the Registrant’s infrastructure, including internal controls, prospects and related matters. The complaints, which had been consolidated, sought unquantified damages on behalf of putative classes of persons who purchased the Registrant’s common stock, attorneys’ fees and other expenses. On March 31, 2005, the Registrant announced that it had settled this suit, subject to court approval. A copy of the Stipulation and Agreement of Settlement dated March 29, 2005, as amended by the Amendment to Stipulation dated May 10, 2005, and as further amended by the Second Amendment to Stipulation dated August 12, 2005 (collectively, the “Settlement Agreement”), are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

The Settlement Agreement was approved on November 14, 2005 pursuant to the Order and Final Judgment of the United States District Court for the Southern District of Ohio, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference. The Registrant, along with its insurer and other parties, have paid a total of $17 million to a fund to settle the claims with the class members. Consequently, the impact of the disposition of this lawsuit is not material to the Registrant.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1 –	Stipulation and Agreement of Settlement dated March 29, 2005

Exhibit 10.2 –	Amendment to Stipulation dated May 10, 2005

Exhibit 10.3 –	Second Amendment to Stipulation dated August 12, 2005

Exhibit 10.4 –	Order and Final Judgment of the United States District Court for the Southern District of Ohio

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

November 18, 2005	/S/ PAUL L. REYNOLDS
Paul L. Reynolds
Executive Vice President, Secretary and General Counsel